Exhibit 99.1

Contacts:

Scott M. Tsujita (Investors)	Pete Schuddekopf (Media)
Hypercom Corporation	Hypercom Corporation
480.642.5161	480.642.5383
stsujita@hypercom.com	pschuddekopf@hypercom.com

Hypercom Announces Fourth Quarter
and Full Year 2008 Financial Results

SCOTTSDALE, March 10, 2009 – Hypercom Corporation (NYSE: HYC), the high security electronic transaction solutions provider, today announced financial results for the three months and full year ended December 31, 2008.

Net revenue for the three months ended December 31, 2008 was $121.6 million, a $32.1 million or 35.8% increase over the net revenue of $89.5 million for the comparable period in 2007. Primarily as a result of the 2008 acquisition of the Thales e-Transactions ("TeT") business line, net revenues from Southern and Northern European sales regions increased $22.2 million and $25.3 million, respectively, over the prior year period. Net revenue from the United States, Mexico, and Asia-Pacific declined $5.7 million, $1.8 million and $2.8 million, respectively, due to global economic conditions. Net revenue from South America declined $5.1 million, primarily due to a one-time benefit in 2007 from a collection from the Brazilian Health Ministry of $4.6 million.

Gross profit for the three months ended December 31, 2008 was $32.8 million or 27.0% of net revenue, versus $24.6 million or 27.5% of net revenue in the same quarter of 2007.  Gross margin for the three months ended December 31, 2008 includes 28.9% product gross margin and 24.1% service gross margin, compared to margins of 25.0% and 33.3%, respectively, for the three months ended December 31, 2007.  The year-over-year product gross margin improvement is a result of incremental higher margin on sales of products acquired in the TeT acquisition,  offset by higher period costs principally comprised of higher inventory excess and obsolescence cost. The decrease in service gross margin is primarily a result of the one time prior year collection from the Brazilian Health Ministry.

Operating expenses for the three months ended December 31, 2008, excluding a non-cash $67.8 million impairment charge related to goodwill and intangible assets, were $34.8 million or 28.6% of revenue, compared to $25.7 million or 28.8% of revenue for the same period in 2007. Sequentially, operating expenses were down $0.7 million compared to third quarter expenses of $35.5 million due to reduced research and development expenses and favorable currency translation due to the strengthening dollar.

The Company recorded a $67.8 million goodwill and intangible assets impairment charge in the fourth quarter and fiscal year ending December 31, 2008.  While the impairment charge reduced 2008 operating results under U.S. generally accepted accounting principles, it is a non-cash charge and does not affect Hypercom’s liquidity position or its cash flow from operating activities.  Hypercom initiated the impairment testing of goodwill and intangible assets in accordance with Statement of Accounting Financial Standards No. 142, Goodwill and Other Intangible Assets, and FAS No. 144, Impairment of Long Lived Assets, and the impairment charge reflects the impact of the decline of the Company’s stock price since September 2008 due to the global economic downturn and turmoil in the equity markets.

Including the $67.8 million impairment charge, the loss from continuing operations for the three months ended December 31, 2008 was $69.8 million or $(1.31) per diluted share, versus a loss of $1.2 million or $(0.02) per diluted share for the comparable period in 2007. Net loss for the three months ended December 31, 2008 was $74.8 million or $(1.40) per diluted share, versus net income of $0.3 million or $0.00 per diluted share for the same period last year.

EBITDAS (income from continuing operations excluding interest, taxes, depreciation, amortization, impairment of goodwill and intangible assets and stock-based compensation) for the three months ended December 31, 2008 increased $2.0 million to $4.1 million from $2.1 million in the same period last year.

As of December 31, 2008, Hypercom had $36.5 million of cash and short term investments on hand, up from $31.6 million at the end of the third quarter. Cash flow from operations was $8.8 million for the three months ended December 31, 2008 primarily due to a reduction in inventories, offset by an increase in accounts receivables and a reduction in accounts payable.

For the full year, net revenue increased $147.8 million from $289.5 million in 2007 to $437.3 million in 2008, gross profit increased $50.1 million from $74.7 million to $124.8 million, net loss increased from $7.5 million to $85.4 million, and EBITDAS, excluding the impairment charge, increased $13.0 million from $0.2 million to $13.2 million. The increases are primarily related to the inclusion of TeT financial results for the nine months ended December 31, 2008, as well as the impact of the $67.8 million impairment charge. Discontinued operations in 2008 and 2007 reflect the sale of a line of business in Australia in March 2009.

“2008 was a significant year for Hypercom. Net revenue increased 51% and EBITDAS increased $13.0 million over the prior year. We are successfully integrating the Thales e-Transactions business line, significantly strengthened our position in Europe, particularly in Germany and France, and also gained market share in the unattended, e-health and integrated payment solution sectors. We generated strong revenue gains for the full year in North America, as well as strengthened our position in Northern and Southern Europe,” said Philippe Tartavull, Chief Executive Officer and President. “Historically first quarter revenue is 10% to 20% lower than fourth quarter revenue due to seasonality. Given the very challenging global economy, the volatility of foreign currency translation rates, and the tightening credit markets, the decrease in first quarter 2009 revenue may be larger than recent historical fluctuations. As a consequence of the anticipated revenue reduction, we have undertaken cost reduction activities to reduce operating expenses.”

New Initiatives

As previously announced, during the fourth quarter of 2008:

•	Hypercom commenced the rollout of its medCompact® healthcare terminal as part of the migration to the government's new e-Health card program in Germany.

•
Hypercom introduced HyperSafe® Secure™, a solution that encrypts cardholder data at the point-of-sale so that sensitive information is never exposed. HyperSafe Secure is specifically designed to combat and halt escalating criminal efforts to steal unencrypted cardholder data through breaches of merchant networks, applications and servers that store and transmit sensitive cardholder data.

•	Hypercom entered into an agreement with TASQ Technology under which TASQ will have exclusive rights to distribute Hypercom’s new 32-bit Optimum T4205 payment terminal in Canada for one year.

•
Intermarche, one of France’s leading retailers with almost 1,500 retail outlets, installed and is successfully using Hypercom’s Wymix® PIN Pad with contactless reader as part of the Payez Mobile trail for NFC payments in two test sales outlets in Caen and Strasbourg.

•
Hypercom’s T4200 and M4200 countertop and mobile payment terminals received APACS (Association of Payments And Clearing Services) Common Criteria accreditation in the UK.  With the accreditation, Hypercom strengthens its position as a leading provider of payment solutions to the UK market.

•	PayLife Bank GmbH, a joint venture of Austrian banks and the leading acquiring and issuing company in Austria, selected and will deploy thousands of Artema® Mobile payment terminals in Austria.

•
Hypercom entered Denmark’s retail card payment sector, commenced product sales and was in receipt of initial purchase orders from Danish distributor CTcoin.dk for its Artema Hybrid payment terminal.  These actions followed field tests and certification of the device for use in the country by Payment Business Services (PBS), the national Danish certification authority.

•	First Data Class A certified Hypercom’s Optimum T4200 payment terminals.

Fourth Quarter Earnings Call

Hypercom has scheduled its conference call to discuss fourth quarter and full year 2008 financial results for Tuesday, March 10 at 4:30pm EDT.  The call will be available either though telephone dial-in or audio web cast.

The dial in number is 888.889.4952 for North American callers and +1.210.795.2680 for international callers.  To access the call, participants will be required to identify the participant passcode, Hypercom.  To access the audio web cast, please go to Hypercom’s website http://ir.hypercom.com at least two minutes prior to the call to register.  A replay of the conference call can be accessed approximately one hour after the live call concludes and will be available until 10:59pm CT, April 7, 2009.  The number for North America callers is 866.457.6654, for international callers +1.203.369.1302 and the passcode is Hypercom.  A replay of the call can also be accessed in the “audio archive” section of http://ir.hypercom.com where it will remain until the next results release.

About Hypercom (www.hypercom.com)

Global payment technology leader Hypercom Corporation delivers a full suite of high security, end-to-end electronic payment products and services. The Company's solutions address the high security electronic transaction needs of banks and other financial institutions, processors, large scale retailers, smaller merchants, quick service restaurants, and users in the transportation, petroleum, healthcare, prepaid, unattended and many other markets. Hypercom solutions enable businesses in more than 100 countries to securely expand their revenues and profits. With its acquisition of Thales’ e-Transactions business in 2008, Hypercom became the second largest provider of electronic payment solutions and services in Western Europe, and solidified its position as the third largest provider globally.

Non-GAAP Metrics

This press release and its attachments include EBITDAS as a non-GAAP financial measure.  This non-GAAP financial measure is comprised of income from continuing operations excluding interest, taxes, depreciation, amortization, impairment of goodwill and intangible assets and stock-based compensation.  Management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. Management believes that the use of EBITDAS as in this release, in conjunction with results presented in accordance with GAAP, helps it to evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. Our competitors may, due to differences in capital structure and investment history, have interest, tax, depreciation, amortization, and other non-cash expenses that differ significantly from ours. Management also uses this non-GAAP financial measure in our internal evaluations of our performance, including the determination of incentive-based compensation, and believes that the presentation of EBITDAS may be useful to investors for many of the same reasons that management finds this measure useful. Non-GAAP financial measures contain limitations and should be considered as a supplement to, and not as a substitute for, or superior to, disclosures made in accordance with GAAP.   Pursuant to Regulation G, a reconciliation of EBITDAS to net income from continuing operations as presented in this press release is provided at the end of this press release.

Management excludes the following items from EBITDAS, a non-GAAP financial measure, when evaluating our operational performance:

•
Depreciation.  Management excludes depreciation because while tangible assets support the business, management does not believe the related depreciation costs are directly attributable to the operating performance of our business. In addition, depreciation may not be indicative of current or future capital expenditures.

•
Amortization.  Management excludes amortization and write-off of capitalized software because while capitalized software supports the business, management does not believe the related amortization and write-off costs are directly attributable to the operating performance of our business. In addition, amortization and write-off costs of capitalized software may not be indicative of current or future expenditures to develop software.

•
Amortization of purchased intangible assets.  We incur amortization expense for our purchased intangibles.  Management excludes these items because it does not believe these expenses are reflective of ongoing operating results in the period incurred. These amounts arise from prior acquisitions and management does not believe that they have a direct correlation to the operation of our business.

•
Share-based compensation.  These expenses consist primarily of expenses for employee stock options and restricted stock units under SFAS No. 123(R). Management excludes stock-based compensation expenses from EBITDAS primarily because they are non-cash expenses which management believes are not reflective of ongoing operating results.

•	Foreign currency gains and losses. These expenses consist primarily of expenses for related to foreign currency hedging activities and are not related to our operating activities.

•	Discontinued operations. This consists of earnings and expenses from operations that have been discontinued and do not have a direct correlation to our continuing operations.

•
Impairment of goodwill and intangible assets. Management excludes non-cash impairment charges of goodwill and acquired intangible assets because management does not believe these costs are directly attributable to the operating performance of our business.

Our use of EBITDAS may differ from the non-GAAP financial measures used by other companies and is not based on any comprehensive set of accounting rules or principles. In addition, EBITDAs does not reflect all amounts and costs, such as employee share-based compensation costs, periodic costs of assets used to generate net revenues and costs to replace those assets, cash expenditures or future requirements for capital expenditures or contractual commitments, cash requirements for working capital needs, interest expense or the cash requirements necessary to service interest or principal payments on our debt, income taxes and the related cash requirements associated with our results of operations as determined in accordance with GAAP.

Furthermore, we expect to continue to incur expenses similar to the non-GAAP adjustments described herein. Management compensates for these limitations by also relying on the comparable GAAP financial measures.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements that are subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "anticipate," "estimate," "will," "intend," "project," and other similar expressions identify such forward-looking statements. These forward-looking statements include, among other things, statements regarding Hypercom's anticipated financial performance; projections regarding future revenue, gross margins, operating profits, product and service margins, net income, cash flows, gains or losses from discontinued operations; the timing, performance, certifications, and market acceptance of new products; the migration to contract manufacturers of the Company's products; the development and success of broader distribution channels; the timing and success of integration activities related to the recent Thales e-Transactions business acquisition and the expected results and benefits of such transaction. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to documents filed by Hypercom with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Among the important factors or risks that could cause actual results to differ from those contained in the forward-looking statements in this press release are: the state of the competition in the payments processing industry in general; the timing and commercial feasibility of new products, services, and market development initiatives; risks relating to the introduction of new products and services, including our ability to obtain and the timing of key certifications; our ability to reduce the cost of new and existing products to improve margins; specific demand for our products and services; actual future revenues, cost of sales, operating expenses, margins, cash flows, earnings, working capital and liquidity; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the challenges presented by conducting business on an international basis; the sufficiency of our reserves for assets and obligations exposed to revaluation; our ability to identify and complete acquisitions, strategic investments, and business combinations and successfully integrate them into our business, including integration of the TeT business; the impact of litigation matters on our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; risks associated with utilization of contract manufacturers of our products; industry and general economic conditions, including significant deterioration of the economies of many of the countries in which we do business and the lack of available credit; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing.

The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in Hypercom's most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. Hypercom's results of operations for the three months ended December 31, 2008 are not necessarily indicative of Hypercom's operating results for any future periods. Any projections in this press release are based on limited information currently available to Hypercom, which is subject to change. Although any such projections and the factors influencing them will likely change, Hypercom is under no obligation, nor do we intend to, update this information, since Hypercom will only provide guidance at certain points, if at all during the year. Such information speaks only as of the date of this press release.

Hypercom does not endorse any projections regarding future performance that may be made by third parties.

Hypercom, Optimum and Design, medCompact, Artema, Wymix and HyperSafe are registered trademarks of Hypercom Corporation.  All other products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.

HYPERCOM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Amounts in thousands, except per share data)	2008	2007	2008	2007
Net revenue:
Products	$91,761	$62,161	$321,111	$206,360
Services	29,804	27,340	116,199	83,167
Total net revenue	121,565	89,501	437,310	289,527
Costs of revenue:
Products	65,255	46,616	219,653	149,787
Services	22,620	18,232	89,770	64,734
Amortization of purchased intangible assets	909	84	3,075	327
Total costs of revenue	88,784	64,932	312,498	214,848
Gross profit	32,781	24,569	124,812	74,679
Operating expenses:
Research and development	11,466	7,212	46,107	28,753
Selling, general and administrative	21,673	18,390	81,954	59,964
Impairment of goodwill and intangible assets	67,798	-	67,798	-
Amortization of purchased intangible assets	1,688	132	5,678	502
Gain on sale of real property	-	-	-	(3,796)
Total operating expenses	102,625	25,734	201,537	85,423
Loss from continuing operations	(69,844)	(1,165)	(76,725)	(10,744)
Interest income	99	1,087	1,466	3,954
Interest expense	(2,359)	(14)	(6,822)	(122)
Foreign currency loss	(1,571)	(329)	(1,821)	(1,685)
Other income (expenses)	36	(18)	191	(25)
Loss before income taxes and discontinued operations	(73,639)	(439)	(83,711)	(8,622)
Benefit (provision) for income taxes	(452)	259	(1,211)	(478)
Loss before discontinued operations	(74,091)	(180)	(84,922)	(9,100)
Income (loss) from discontinued operations	(710)	442	(481)	1,623
Net income (loss)	$(74,801)	$262	$(85,403)	$(7,477)

Basic and diluted loss per share:
Loss before discontinued operations	$(1.39)	$-	$(1.59)	$(0.17)
Income (loss) from discontinued operations	(0.01)	-	(0.01)	0.03
Basic and diluted loss per share	$(1.40)	$-	$(1.60)	$(0.14)

Weighted average use to calculate income (loss) per share:
Basic	53,363,687	52,925,592	53,321,154	52,927,296
Diluted	53,363,687	53,073,820	53,321,154	52,927,296

HYPERCOM CORPORATION
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	December 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,978	$76,925
Short-term investments	499	4,988
Accounts receivable, net	96,986	71,341
Inventories	31,681	22,343
Prepaid expenses and other current assets	17,021	15,251
Deferred tax assets	1,320	497
Total current assets	183,485	191,345
Property, plant and equipment, net	26,870	17,694
Intangible assets, net	57,311	10,502
Goodwill	26,715	10,224
Deferred acquisition costs	-	12,529
Other long-term assets	11,919	7,950
Total assets	$306,300	$250,244

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$52,929	$30,448
Accrued payroll and related expenses	16,619	9,889
Accrued sales and other taxes	7,709	7,427
Product warranty liabilities	6,597	1,754
Restructuring liabilities	7,724	-
Accrued other liabilities	22,866	16,154
Deferred revenue	12,177	5,497
Deferred tax liability	4,828	-
Income taxes payable	5,201	519
Total current liabilities	136,650	71,688
Long-term debt	48,769	-
Deferred tax liabilities, net	15,999	620
Other long-term liabilities	11,094	3,437
Total liabilities	212,512	75,745
Stockholders' equity	93,788	174,499
Total liabilities and stockholders' equity	$306,300	$250,244

HYPERCOM CORPORATION
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2008	2007	2008	2007

Cash flows from continuing operations:
Loss from continuing operations	$(74,091)	$(180)	$(84,922)	$(9,100)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	2,737	2,232	9,877	8,204
Amortization of purchased intangibles	2,597	216	8,753	829
Interest conversion to debt	1,575	-	4,613	-
Amortization of debt issuance costs	32	-	96	-
Impairment of goodwill and intangible assets	67,798	-	67,798	-
Amortization of discount on notes payable	636	-	1,726	-
Amortization of discounts on short-term investments	-	(59)	(61)	(844)
Provision (reversal) for doubtful accounts	613	1,290	(38)	2,115
Provision for excess and obsolete inventory	1,716	1,012	4,147	8,074
Provision for warranty and other product charges	(926)	384	2,266	2,328
Deferred income tax benefit (provision)	(5,046)	400	(4,285)	434
Non-cash share-based compensation	803	810	3,484	1,919
Foreign currency gains (losses)	2,811	(939)	3,426	(2,317)
Gain on sale of real property	-	-	-	(3,796)
Non-cash write-off of intangibles and other assets	(148)	31	458	509
Changes in operating assets and liabilities, net	7,570	2,626	4,902	4,809
Net cash provided by operating activities	8,677	7,823	22,240	13,164

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,104)	(2,162)	(9,313)	(7,481)
Proceeds from the sale of real property	-	-	-	16,250
Cash paid for acquisitions, net of cash acquired	-	(368)	(115,168)	(13,075)
Cash deposit for pending acquisition of Thales e-Transactions business	-	(10,000)	-	(10,000)
Software development costs capitalized	-	(232)	(57)	(1,392)
Purchase of short-term investments	-	(14,949)	(37,375)	(141,006)
Proceeds from the sale or maturity of short-term investments	-	18,400	41,925	184,090
Net cash provided by (used in) investing activities	(3,104)	(9,311)	(119,988)	27,386

Cash flows from financing activities:
Repayments of bank notes payable and other debt instruments	-	(1)	(434)	(6)
Debt issuance cost	-	(100)	(687)	(100)
Proceeds from long term debt	-	-	60,000	-
Proceeds from issuance of common stock	27	389	666	933
Net cash provided by financing activities	27	288	59,545	827
Effect of exchange rate changes on cash	(841)	209	(3,246)	716
Net increase (decrease) in cash flows from continuing operations	4,759	(991)	(41,449)	42,093
Net cash provided by operating activities - discontinued operations	108	168	502	642
Cash and cash equivalents, beginning of period	31,111	77,748	76,925	34,190
Cash and cash equivalents, end of period	$35,978	$76,925	$35,978	$76,925

HYPERCOM CORPORATION
RECONCILIATION OF NON-GAAP
FINANCIAL MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Loss from continuing operations	$(69,844)	$(1,165)	$(76,725)	$(10,744)
Depreciation and amortization	5,334	2,448	18,630	9,033
Stock based compensation	803	810	3,484	1,919
Impairment of goodwill and intangible assets	67,798	-	67,798	-
EBITDAS	$4,091	$2,093	$13,187	$208